                                                               FORM 3

                                              U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
                                   of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1. Name and Address of                 |2. Date of Event Re- |4. Issuer Name AND Ticker or Trading Symbol                         |
|   Reporting Person                    |   quiring Statement |                                                                    |
|                                       |   (Month/Day/Year)  |                                                                    |
|   Messina       Paul                  |        3/9/98       |  Enhanced Services Company, Inc. (ESVS)                            |
|   ----------------------------------  |  -----------------  |  ------------------------------------------------------------------|
|     (Last)     (First)      (Middle)  |3. IRS or Social Se- |5. Relationship of Reporting Person to Issuer |6. If Amendment,     |
|                                       |   curity Number of  |             (Check all applicable)           |   Date of Original  |
|                                       |   Reporting Person  |                                              |   (Month/Day/Year)  |
|   935 W. San Marcos Blvd., Ste. 101   |   (Voluntary)       |  [X] Director              [ ] 10% Owner     |                     |
|   ----------------------------------  |                     |                                              |---------------------|
|           (Street)                    |                     |                                              |7. Individual or     |
|                                       |                     |  [ ] Officer (give title   [ ] Other (specify|   Joint/Group Filing|
|                                       |   ----------------  |               below)                  below) |   (check Applicable |
|   San Marcos     CA          92069    |                     |                                              |    Line)            |
|   ----------------------------------- |                     |       Senior Vice President, Chief Financial |                     |
|    (City)      (State)       (Zip)    |                     |       Officer and Secretary                  |[ ]Form filed by One |
|                                       |                     |                                              |   Reporting Person  |
|                                       |                     |   (effective upon closing of initial public  |                     |
|                                       |                     |   offering)                                  |[ ]Form filed by More|
|                                       |                     |                                              |   than One Reporting|
|                                       |                     |                                              |   Person            |
|                                       |------------------------------------------------------------------------------------------|
|                                       |                  Table I -- Non-Derivative Securities Beneficially Owned                 |
|---------------------------------------|------------------------------------------------------------------------------------------|
|1. Title of Security                   |2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial |
|   (Instr. 4)                          |   Beneficially Owned           |    Form: Direct (D)  |    Ownership                     |
|                                       |   (Instr. 4)                   |    or Indirect (I)   |    (Instr. 5)                    |
|                                       |                                |    (Instr. 5)        |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
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   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
   * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

                                                                                                                  FORM 3 (Continued)

        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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|1. Title of Derivative         |2. Date Exer-    |3. Title and Amount of          |4. Conver- |5. Ownership  |6. Nature of In-    |
|   Security (Instr. 4)         |   cisable and   |   Securities Underlying        |   sion or |   Form of    |   direct Beneficial|
|                               |   Expiration    |   Derivative Security          |   Exercise|   Derivative |   Ownership        |
|                               |   Date          |   (Instr. 4)                   |   Price of|   Security:  |   (Instr. 5)       |
|                               |   (Month/Day/   |                                |   Deri-   |   Direct (D) |                    |
|                               |   Year)         |                                |   vative  |   or Indirect|                    |
|                               |                 |                                |   Security|   (I)        |                    |
|                               |-----------------|--------------------------------|           |   (Instr. 5) |                    |
|                               |        |        |                    |   Amount  |           |              |                    |
|                               |Date    |Expira- |                    |     or    |           |              |                    |
|                               |Exer-   |tion    |        Title       |   Number  |           |              |                    |
|                               |cisable |Date    |                    |     of    |           |              |                    |
|                               |        |        |                    |   Shares  |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
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Explanation of Responses:



                                                            /s/                                                           3/ /98
                                                        ------------------------------------------------------  -------------------
                                                                    **Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.